AMENDED AND RESTATED
SCHEDULE A

dated May 21, 2019
to the

SUB-ADVISORY AGREEMENT

dated May 1, 2014 between
CORNERSTONE ADVISORS INC.

and

LSV Asset Management

Each Fund will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

Fund	Rate

[Redacted]

CORNERSTONE ADVISORS INC.

By:	/s/ Bruce Duff
	Name:	Bruce Duff
	Title:	CFO

LSV ASSET MANAGEMENT

By:	/s/ Josh O’Donnell
	Name:	Josh O’Donnell
	Title:	CCO/CFO